Exhibit 99.1

Press Contact:	Investor Relations:
Drew Guthrie Manager, Communications and Media Relations Phone: 212-859-7002 Fax: 212-859-5893 drew.guthrie@assurant.com	Melissa Kivett Senior Vice President Investor Relations Phone: 212-859-7029 Fax: 212-859-5893 melissa.kivett@assurant.com	Larry Cains Senior Vice President Investor Relations Phone: 212-859-7045 Fax: 212-859-5893 larry.cains@assurant.com

Assurant Provides Historical Statements of Operations for Solutions and

Specialty Property Businesses; Condensed Balance Sheets for all Businesses

NEW YORK, July 19, 2006 — Assurant, Inc. (“Assurant”) (NYSE: AIZ), a premier provider of specialty insurance and insurance-related products and services, announced today that it has completed the re-alignment of its financial reporting segments and is providing additional historical financial information relating to the company’s business segmentation.

The company is filing a Form 8-K with the Securities and Exchange Commission that provides this information. Access to this information is also available through Assurant’s Web site at www.assurant.com. After connecting to the home page, click on Investor Relations, then SEC Filings, to access the 8-K filing.

In July 2005, Assurant announced that it would separate its Assurant Solutions business into two separate businesses, Assurant Solutions and Assurant Specialty Property, in a strategic move intended to enhance each unit’s ability to leverage the resources necessary to be innovative and focused in serving their respective markets. In addition, upon the sale of its U.S. independent preneed franchise in November of 2005, Assurant announced that it would re-align its remaining preneed operations into its Assurant Solutions business.

Statement of Operations for the new Assurant Reporting Segments

The additional historical financial information contains condensed segment statements of operations for Assurant Solutions (including the former Assurant Preneed business), Assurant Specialty Property, Assurant Health, Assurant Employee Benefits and Assurant Corporate & Other for the five quarters ended March 31, 2006 and fiscal years 2005 and 2004.

As part of the re-alignment process, certain run-off products have been reclassified to the Assurant Corporate & Other segment.

Condensed Balance Sheets

The additional historical financial information also includes a condensed balance sheet for each of Assurant’s reporting segments – Assurant Solutions, Assurant Specialty Property, Assurant Health, Assurant Employee Benefits, and Assurant Corporate & Other – at December 31, 2005.

Assurant is a premier provider of specialized insurance products and related services in North America and selected international markets. Its four key businesses — Assurant Employee Benefits, Assurant Health, Assurant Solutions and Assurant Specialty Property — have partnered with clients who are leaders in their industries and have built leadership positions in a number of specialty insurance market segments worldwide.

Assurant, a Fortune 500 company, is traded on the New York Stock Exchange under the symbol AIZ. Assurant has over $20 billion in assets and $7 billion in annual revenue. www.assurant.com

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